Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHF SOLUTIONS, INC.

CHF Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions to amend its Fourth Amended and Restated Certificate of Incorporation, as previously amended, as follows; and

SECOND: That following said amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Fourth Amended and Restated Certificate of Incorporation of CHF Solutions, Inc., as previously amended, is hereby amended as follows:

ARTICLE I, NAME, is hereby deleted in its entirety and replaced by the following:

“ARTICLE I
NAME

The name of the Corporation is Nuwellis, Inc. (the “Corporation”).”

THIRD:  The Effective Time of said amendment will be April 27, 2021 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, Chief Executive Officer and Interim Chief Financial Officer this 23rd day of April, 2021.

CHF SOLUTIONS, INC.

By: /s/ Nestor Jaramillo, Jr.
Nestor Jaramillo, Jr., President, Chief Executive Officer and Interim Chief Financial Officer